PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
April 15, 2009
PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED MARCH 31, 2009
•	Peabody delivers higher first quarter revenues, EBITDA, net income and cash flows

•	Revenues rise 15% to $1.46 billion over prior year

•	EBITDA increases 16% to $325.4 million

•	Income from continuing operations rises 80%

•	Cash flow from operations more than doubles to $219.8 million

•	Peabody further reduces 2009 production given uncertain customer demand

•	Bear Run Mine advances with largest coal contracts in Peabody history
ST. LOUIS, April 15 — Peabody Energy (NYSE: BTU) today reported first quarter income from continuing operations of $140.5 million with related earnings per share of $0.50. Revenues for the quarter rose 15 percent over the prior year, and EBITDA increased 16 percent to $325.4 million.
     “At a time when many companies are straining to remain profitable, Peabody delivered higher year-over-year revenues, EBITDA, earnings and cash flows,” said Peabody Chairman and Chief Executive Officer Gregory H. Boyce. “We had great results despite customer deferrals and multiple longwall moves, which show the depth and diversity of the portfolio. Peabody is weathering current market challenges with a strong balance sheet and cash flows, heavily contracted position and tight capital discipline. We are also aggressively evaluating investments to capitalize on unique market opportunities.”
RESULTS FROM CONTINUING OPERATIONS
     First quarter 2009 sales volumes totaled 59.6 million tons, slightly below prior-year levels, reflecting planned production reductions, weather impacts in the Powder River Basin (PRB) and deferred customer shipments in Australia. Revenues grew $194.0 million to $1.46 billion on
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 2
improved pricing in all regions. Comparable prior-year revenues were $1.27 billion on 60.9 million tons.
     The average U.S. realized price per ton was 16 percent above the prior year, led by higher-value contracts. The 50 percent improvement in the Australian price per ton was related to higher realized metallurgical and thermal coal pricing. Realized prices would have been even higher, had metallurgical coal volumes not been sharply reduced due to customer deferrals, weighting the sales mix toward domestic and export thermal products.
     U.S. and Australia cost increases in the first quarter were primarily due to three Australian longwall moves, higher royalties and sales-related taxes and lower planned production rates.
     EBITDA totaled $325.4 million versus $281.6 million in the prior year, led by a 68 percent increase in U.S. and Australia mining contributions. Trading and Brokerage contributed $65.5 million. Income from continuing operations increased 80 percent to $140.5 million, resulting in earnings from continuing operations of $0.50 per share.
     Cash flows from operations were $219.8 million, increasing cash balances by $77 million from the fourth quarter, to $526.7 million.
     “Peabody continued to tightly manage capital expenditures and cash during the first quarter,” said Executive Vice President and Chief Financial Officer Michael C. Crews. “As a result, we have significant balance sheet strength and liquidity of more than $2 billion.”
GLOBAL COAL MARKETS AND PEABODY’S POSITION
     As expected, global demand for coal remained sluggish in the first quarter, driven by low capacity utilization at steel mills and declines in electricity demand. Forward price curves are higher for all energy products, and Peabody expects a sharp rebound when economies improve given supply reductions and the lack of current investment in future capacity.
     “For the near term, Peabody is trimming production to adjust to lower demand and right-size inventories. These actions are needed to assist customers and avoid a prolonged market dislocation beyond 2009,” said Peabody President and Chief Commercial Officer Richard A. Navarre. “The company is evaluating additional opportunities to provide long-term customer contracts such as the recent Bear Run agreements in the Midwestern United States.”
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 3
International Markets
     Global steel production has decreased 23 percent from the prior year due to low end-market demand and aggressive destocking. Of major steel producing nations, only China is outpacing prior-year levels, with all other nations running 38 percent below 2008 on average. Operating levels at U.S. steel makers are just 40 to 45 percent of capacity.
     Peabody estimates that 40 to 50 million tons of seaborne metallurgical coal production has been slated for reduction in 2009, with additional volumes moving to the thermal coal markets. This represents approximately 20 to 25 percent of the seaborne met markets. Most of these reductions are in the higher-cost regions of Central Appalachia, Russia and Canada, as well as in lower-quality met coals.
     Global electricity demand is on pace to decline 1 to 2 percent in 2009. The Pacific seaborne thermal coal markets are showing signs of a modest decline, with the Atlantic markets showing greater decreases. The shortfall in Atlantic coal demand is expected to be largely offset by lower U.S. exports and reduced industry production.
     China continues to reduce coal exports and increase imports year to date as smaller mines continue to close, domestic coal companies extend pricing negotiations with domestic utilities, and generators capitalize on the global seaborne price. Peabody believes that, for the first time, China is likely to become a net importer of coal in 2009.
     India continues to rebuild low coal stockpiles and is increasing imports to meet growing demand. State forecasters predict that thermal coal imports will more than triple over the next four years to more than 100 million tons.
     Peabody has begun to reach settlements for Australian coal contracts in the new fiscal year off the benchmark price of $128 per tonne ($116 per ton) for the highest quality hard coking coal and $80 to $90 per tonne for semi-hard and PCI products. Full terms with all customers are not yet clarified, including expected volumes for the new fiscal year, as well as carryover pricing for shipments not yet fulfilled from the prior fiscal year. Thermal coal contracts are expected to be settled at approximately $70 per tonne. Both metallurgical and thermal coal contracts are settling at the second highest levels in recent years.
     In light of reduced global demand, Peabody is again trimming its 2009 Australia coal production targets. The company has approximately 5 million tons of Australia thermal coal production to be priced for 2009, and 9 to 10 million tons available for 2010. Peabody has 3 to 3.5 million tons of metallurgical coal production being repriced for the remainder of 2009, with 6 to 7 million tons available for 2010.
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 4
United States Markets
     Peabody believes that economic contraction, reduced exports and low natural gas prices could lead to 70 to 90 million tons of lower demand in 2009, with additional stockpile reductions needed to rebalance supply and demand.
     U.S. GDP is expected to decline 2.5 percent this year, which will likely lead to an unprecedented two-year reduction in electricity demand. Year to date, coal-based electricity generation demand has declined 5 percent from the prior year, or about 15 million tons. The reduced coal generation contributed to higher utility inventories. Customer coal stockpiles grew another five days of burn over the first quarter and now average nearly 65 days. Low natural gas prices in the United States and Europe are also expected to lower demand for coal and lead to reduced demand for U.S. exports.
     Thus far, the industry has seen more than 60 million tons of announced production cuts from producers representing more than half the U.S. production base. U.S. production has declined 8 million tons year to date and is likely to accelerate over the last three quarters, as producers work through existing customer commitments and begin to implement announced pullbacks.
     Peabody has already realized 2 million tons of its previously announced 10 million tons of planned 2009 Powder River Basin production cuts, with its PRB production down 2 million tons from the prior year and 4 million tons since the fourth quarter. The company is assessing commercial alternatives with its customers to address their reduced demand and high stockpiles, resulting in the company reducing planned 2009 production levels another 5 million tons from prior targets. Peabody is sold out in the United States for 2009, approximately 90 percent committed for 2010 and nearly 80 percent priced for 2010.
     Industry actions are under way across the oil, gas and coal sectors to reduce investments and spur supply and demand back into balance in the near term, which is likely to result in significant underinvestment in supply to meet demand when global economies recover.
     Mid- and long-term fundamentals remain strong. Currently, 17 gigawatts of new coal-based generation is under construction and expected to be on line over the next several years, adding 70 million tons of new coal demand. In addition, the U.S. economic stimulus legislation could accelerate low-carbon technology development with up to $3.4 billion in funding and tax credits of $10 to $20 per tonne of carbon dioxide for carbon capture and storage. Another $11 billion has been approved for smart grid and transmission upgrades in the United States that would enable improved utilization of current coal-fueled generation.
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 5
PROJECT UPDATE
     Peabody is targeting 2009 capital expenditures of up to $450 million. Spending primarily consists of sustaining capital of $1 to $1.50 per produced ton and initial investment in the new Bear Run Mine.
•	The approximately 8 million ton-per-year Bear Run Mine is under development to serve long-term customer contracts. Peabody has entered into contracts representing nearly $6 billion in long-term revenues for Bear Run, which will be the largest surface mine in the Eastern United States. Production is expected to begin in early 2010 at 2 to 3 million tons, growing thereafter. Approximately $100 million of the project’s approximately $350 million investment is expected to occur this year. Peabody is using the Bear Run model to evaluate other opportunities using the company’s vast reserve base to lock in major baseload contracts.

•	The Prairie State Energy Campus, a 1,600 megawatt mine-mouth coal-fueled generating plant with state-of-the-art emissions control technologies, is currently under construction and on schedule. Operations are expected to commence in 2011 to 2012. Peabody is a 5 percent owner in conjunction with eight public power agencies, and will invest approximately $60 million in Prairie State in 2009.

•	Peabody is advancing its China/Mongolian initiatives with the recent renegotiated option to enter into a 50-50 joint venture with Polo Resources Limited for a 2009 cash investment of $10 million. The coal interests to be contributed by Polo to the joint venture could include up to 1 billion tonnes of potential resources.
OUTLOOK
     With continued uncertainty around the economy, steel demand and electricity generation, Peabody is reducing its 2009 production estimates to 185 to 190 million tons in the United States and 20 to 23 million tons in Australia, with total sales of 225 to 245 million tons. Because full-year global and U.S. delivery levels remain uncertain, and seaborne coal settlements and carryover negotiations are ongoing, Peabody will defer providing full-year financial targets. The company’s 2009 results will be affected by a number of issues including the longevity of the global economic slump; Australian seaborne coal pricing, volumes and carryover terms; and the potential for additional customer shipment delays.
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2008 sales of 256 million tons and $6.6 billion in revenues. Its coal products fuel 10 percent of all U.S. electricity generation and 2 percent of worldwide electricity.
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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of April 15, 2009. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: the duration and severity of the global economic downturn and disruptions in the financial markets; ability to renew sales contracts; reductions of purchases by major customers; credit and performance risks associated with customers, suppliers, trading and banks and other financial counterparties; transportation availability, performance and costs, including availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; geologic, equipment and operational risks inherent to mining; impact of weather on demand, production and transportation; replacement of coal reserves; price volatility and demand, particularly in higher-margin products and in our trading and brokerage businesses; performance of contractors, third-party coal suppliers or major suppliers of mining equipment or supplies; negotiation of labor contracts, employee relations and workforce availability; availability and costs of credit, surety bonds, letters of credit, and insurance; changes in postretirement benefit and pension obligations and funding requirements; availability and access to capital markets on reasonable terms to fund growth and acquisitions; legislative and regulatory developments, including mercury and carbon dioxide-related limitations; the outcome of pending or future litigation; coal and power market conditions; availability and costs of competing energy resources; risks associated with our Btu Conversion or generation development initiatives; global currency exchange and interest rate fluctuation; wars and acts of terrorism or sabotage; political risks, including expropriation; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements (Unaudited)
For the Quarters Ended March 31, 2009 and 2008

(Dollars in Millions, Except Per Share Data)
	Quarter Ended March 31,
	2009	2008

Tons Sold (In Millions)	59.6	60.9

Revenues	$1,460.1	$1,266.1
Operating Costs and Expenses	1,086.7	995.7
Depreciation, Depletion and Amortization	97.3	92.0
Asset Retirement Obligation Expense	9.4	6.7
Selling and Administrative Expenses	47.2	50.9
Other Operating Income:
Net Gain on Disposal or Exchange of Assets	(3.3)	(59.4)
(Income) Loss from Equity Affiliates	4.1	(2.7)

Operating Profit	218.7	182.9
Interest Income	(2.8)	(1.1)
Interest Expense:
Debt-Related Interest	49.4	58.2
Surety Bond and Letter of Credit Fees	1.7	1.3

Income from Continuing Operations Before Income Taxes	170.4	124.5
Income Tax Provision	29.9	46.4

Income from Continuing Operations, Net of Tax	140.5	78.1
Income (Loss) from Discontinued Operations, Net of Tax	34.7	(20.2)

Net Income	175.2	57.9
Less: Net Income Attributable to the Noncontrolling Interest	5.2	0.9

Net Income Attributable to Common Shareholders	$170.0	$57.0

Income (Loss) Attributable to Common Shareholders(1):
Continuing Operations	$0.50	$0.28
Discontinued Operations	0.13	(0.07)

Net Income Attributable to Common Shareholders	$0.63	$0.21

EBITDA	$325.4	$281.6

(1)	Weighted average diluted shares outstanding were 267.3 million and 271.5 million for the quarters ended March 31, 2009 and 2008, respectively.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended March 31, 2009 and 2008

	Quarter Ended March 31,
	2009	2008

Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$964.5	$852.2
Australian Mining Operations	367.4	296.5
Trading and Brokerage Operations	123.5	110.1
Other	4.7	7.3

Total(1)	$1,460.1	$1,266.1

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	7.8	7.3
Western U.S. Mining Operations	40.8	42.3
Australian Mining Operations	4.5	5.5
Trading and Brokerage Operations	6.5	5.8

Total	59.6	60.9

Revenues per Ton — Mining Operations
Midwestern U.S.	$40.02	$35.52
Western U.S.	16.03	13.98
Total — U.S.	19.86	17.17
Australia	81.11	54.15

Operating Costs per Ton — Mining Operations (2)
Midwestern U.S.	$31.38	$30.36
Western U.S.	11.54	10.35
Total — U.S.	14.71	13.31
Australia	62.74	52.87

Gross Margin per Ton — Mining Operations (2)
Midwestern U.S.	$8.64	$5.16
Western U.S.	4.49	3.63
Total — U.S.	5.15	3.86
Australia	18.37	1.28

Operating Profit per Ton	$3.67	$3.00

	Quarter Ended March 31,
Dollars in Millions	2009	2008

EBITDA — U.S. Mining Operations	$250.3	$191.7
EBITDA — Australian Mining Operations	83.2	7.0
EBITDA — Trading and Brokerage Operations	65.5	91.8
EBITDA — Resource Management (3)	4.5	59.4
Selling and Administrative Expenses	(47.2)	(50.9)
Other Operating Costs, Net (4)	(30.9)	(17.4)
EBITDA	325.4	281.6
Depreciation, Depletion and Amortization	(97.3)	(92.0)
Asset Retirement Obligation Expense	(9.4)	(6.7)
Operating Profit	218.7	182.9
Operating Cash Flow from Continuing Operations	219.8	97.3
Coal Reserve Lease Expenditures	59.8	59.8
Capital Expenditures (Excludes Acquisitions)	48.3	70.1

(1)	Metallurgical sales totaled 0.8 million tons and 2.0 million tons for the quarters ended March 31, 2009 and 2008, respectively. Total non-U.S. sales were 8.7 million tons and 8.3 million tons for the quarters ended March 31, 2009 and 2008, respectively.

(2)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes asset sales, property management costs and revenues, and coal royalty expense.

(4)	Includes generation and Btu Conversion development costs, costs associated with post-mining activities, and income from an equity interest in a Venezuelan joint venture.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets
March 31, 2009 and December 31, 2008

(Dollars in Millions)
	(Unaudited)
	March 31,	December 31,
	2009	2008

Cash and Cash Equivalents	$526.7	$449.7
Receivables	290.6	383.6
Inventories	327.0	277.7
Assets from Coal Trading Activities, Net	570.3	662.8
Deferred Income Taxes	—	1.7
Other Current Assets	235.1	195.8

Total Current Assets	1,949.7	1,971.3
Net Property, Plant, Equipment and Mine Development	7,308.7	7,315.2
Investments and Other Assets (1)	408.9	409.2

Total Assets	$9,667.3	$9,695.7

Current Maturities of Debt	$16.7	$17.0
Liabilities from Coal Trading Activities, Net	206.2	304.2
Deferred Income Taxes	35.0	—
Accounts Payable and Accruals	1,387.5	1,535.0

Total Current Liabilities	1,645.4	1,856.2
Long-Term Debt (1)	2,769.4	2,776.6
Deferred Income Taxes (1)	34.1	21.5
Other Long-Term Liabilities	1,884.9	1,921.9

Total Liabilities	6,333.8	6,576.2
Stockholders’ Equity (1) (2)	3,333.5	3,119.5

Total Liabilities and Stockholders’ Equity	$9,667.3	$9,695.7

(1)	December 31, 2008 amounts have been adjusted to conform with accounting guidance related to the company’s Convertible Junior Subordinated Debentures effective January 1, 2009.

(2)	In accordance with accounting guidance effective January 1, 2009, Stockholders’ Equity includes amounts related to noncontrolling interests. December 31, 2008 amounts have been conformed to this presentation requirement.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations, Net of Tax (Unaudited)
For the Quarters Ended March 31, 2009 and 2008

(Dollars in Millions)
	Quarter Ended March 31,
	2009	2008

EBITDA	$325.4	$281.6
Depreciation, Depletion and Amortization	97.3	92.0
Asset Retirement Obligation Expense	9.4	6.7
Interest Income	(2.8)	(1.1)
Interest Expense	51.1	59.5
Income Tax Provision	29.9	46.4

Income from Continuing Operations, Net of Tax	$140.5	$78.1

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.